Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 174 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated January 22, 2013, relating to the financial statements and financial highlights which appear in the November 30, 2012 Annual Reports to Shareholders of the ASG Growth Markets Fund, Loomis Sayles Capital Income Fund, Loomis Sayles Senior Floating Rate and Fixed Income Fund, and Vaughan Nelson Select Fund, each a series of Natixis Funds Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/S/ PricewaterhouseCoopers LLP

March 28, 2013

Boston, Ma